Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 8, 2010, with respect to the financial statements of Service 1st Bank of Nevada contained in this Registration Statement on Form S-1. We consent to the inclusion in this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Irvine, California
April 13, 2011